Exhibit 99

Accenture appoints Stephen J. Rohleder Group Chief Executive—North America;
Names Daniel T. London Group Chief Executive—Health & Public Service

NEW YORK; May 7, 2014 — Accenture (NYSE: ACN) has appointed Stephen J. Rohleder to the newly created position of group chief executive—North America, to support the company’s continued focus on building a strong leadership position in key geographic markets. At the same time, the company has named Daniel T. London to succeed Mr. Rohleder as group chief executive of the company’s Health & Public Service operating group. These changes are effective June 1, 2014.

In the newly created position, Mr. Rohleder, 56, will oversee Accenture’s business in the United States, the company’s largest market, as well as Canada. Mr. Rohleder is a 33-year veteran of the company and has served as Accenture’s chief operating officer from 2004 to 2009. Since 2009, he has held the position of group chief executive of the company’s Health & Public Service operating group. Mr. Rohleder is a member of Accenture’s Global Management Committee.

Mr. London, 49, is currently senior managing director for Health & Public Service in North America, with overall responsibility for serving government departments and agencies at the federal, state, local and provincial levels, as well as healthcare payers and providers. He has held a variety of leadership roles during his 28-year career with Accenture with significant experience serving clients across many industries and geographies. Before assuming his current role in 2009, he was managing director of Accenture’s Finance & Performance Management global service line, working with clients on major transformational change programs. He has also played an important role in Accenture’s strategic planning efforts and company-wide operating model changes. In his new role, Mr. London will join Accenture’s Global Management Committee.

“Steve has been a key member of our senior leadership for many years. He brings exceptional experience and decades of client service to this important role leading our business in North America,” said Pierre Nanterme, Accenture’s chairman and CEO. “I am also delighted that Dan will be our new group chief executive of Health & Public Service. He is an outstanding leader with a proven track record of successfully running key parts of our business and a strong commitment to both our clients and our people.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 289,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013. Its home page is www.accenture.com.

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Alex Pachetti
Accenture
+1 (917) 452-5519
alex.pachetti@accenture.com